Filed Pursuant to Rule 433

Registration No. 333-165543

Final Term Sheet

February 8, 2012

U.S.$3,000,000,000

AT&T Inc.

U.S.$1,000,000,000 0.875% GLOBAL NOTES DUE 2015

U.S.$1,000,000,000 1.600% GLOBAL NOTES DUE 2017

U.S.$1,000,000,000 3.000% GLOBAL NOTES DUE 2022

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	0.875% Global Notes due 2015 (the “Global Notes due 2015”), 1.600% Global Notes due 2017 (the “Global Notes due 2017”) and 3.000% Global Notes due 2022 (the “Global Notes due 2022” and, together with the Global Notes due 2015 and the Global Notes due 2017, the “Notes”)

TRADE DATE:	February 8, 2012

SETTLEMENT DATE (T+3):	February 13, 2012

MATURITY DATE:	February 13, 2015, at par, for the Global Notes due 2015 February 15, 2017, at par, for the Global Notes due 2017 February 15, 2022, at par, for the Global Notes due 2022

AGGREGATE PRINCIPAL AMOUNT OFFERED:	Global Notes due 2015: $1,000,000,000 Global Notes due 2017: $1,000,000,000 Global Notes due 2022: $1,000,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Global Notes due 2015: 99.929% Global Notes due 2017: 99.880% Global Notes due 2022: 99.803%

GROSS SPREAD:	Global Notes due 2015: 0.25% Global Notes due 2017: 0.35% Global Notes due 2022: 0.45%

PRICE TO AT&T INC.:	Global Notes due 2015: 99.679% Global Notes due 2017: 99.530% Global Notes due 2022: 99.353%

NET PROCEEDS:	Global Notes due 2015: $996,790,000 Global Notes due 2017: $995,300,000 Global Notes due 2022: $993,530,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $600,000 of AT&T Inc.’s expenses

USE OF PROCEEDS:	General corporate purposes

INTEREST RATE:	Global Notes due 2015: 0.875% per annum Global Notes due 2017: 1.600% per annum Global Notes due 2022: 3.000% per annum

INTEREST PAYMENT DATES:

Global Notes due 2015: Semiannually on each February 13th and August 13th, commencing on August 13th, 2012

Global Notes due 2017: Semiannually on each February 15th and August 15th, commencing on August 15th, 2012

Global Notes due 2022: Semiannually on each February 15th and August 15th, commencing on August 15th, 2012

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Global Notes due 2015, the Global Notes due 2017 or the Global Notes due 2022, as applicable, to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 10 basis points for the Global Notes due 2015, at a rate equal to the sum of the Treasury Rate plus 15 basis points for the Global Notes due 2017 and at a rate equal to the sum of the Treasury Rate plus 20 basis points for the Global Notes due 2022.

REDEMPTION FOR CHANGES IN TAX LAW:	In whole, but not in part, if AT&T becomes obligated, or if there is a substantial probability that AT&T will become obligated, to pay additional amounts to holders of the Notes as a result of certain changes in the tax laws, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with interest accrued thereon to the date fixed for redemption.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of November 1, 1994, between AT&T Inc. and The Bank of New York Mellon, as trustee. The Notes will be AT&T Inc.’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

RATINGS:	Moody’s: A2, S&P: A-, Fitch: A

JOINT BOOKRUNNERS:	BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

CUSIP NUMBERS:	Global Notes due 2015: 00206R BB7 Global Notes due 2017: 00206R BC5 Global Notes due 2022: 00206R BD3

ISIN NUMBERS:	Global Notes due 2015: US00206RBB78 Global Notes due 2017: US00206RBC51 Global Notes due 2022: US00206RBD35

ALLOCATION:

Underwriters	Principal Amount of 2015 Notes		Principal Amount of 2017 Notes		Principal Amount of 2022 Notes
BNP Paribas Securities Corp.	U.S.$	270,000,000	U.S.$	270,000,000	U.S.$	270,000,000
Credit Suisse Securities (USA) LLC		270,000,000		270,000,000		270,000,000
Deutsche Bank Securities Inc.		270,000,000		270,000,000		270,000,000
Mitsubishi UFJ Securities (USA), Inc.		70,000,000		70,000,000		70,000,000
Loop Capital Markets LLC		40,000,000		40,000,000		40,000,000
M.R. Beal & Company		40,000,000		40,000,000		40,000,000
Samuel A. Ramirez & Company, Inc.		40,000,000		40,000,000		40,000,000

Total	U.S.$	1,000,000,000	U.S.$	1,000,000,000	U.S.$	1,000,000,000

Total			U.S.$	3,000,000,000

REFERENCE DOCUMENT:	Prospectus Supplement, dated February 8, 2012; Prospectus, dated March 18, 2010.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BNP PARIBAS SECURITIES CORP. AT 1-800-854-5674 (toll free), CREDIT SUISSE SECURITIES (USA) LLC AT 1-800-221-1037 (toll free) OR DEUTSCHE BANK SECURITIES INC. AT 1-800-503-4611 (toll free).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.